Civeo Reports Third Quarter 2021 Results

HOUSTON and CALGARY, October 28, 2021 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2021.
Highlights include:
•Reported third quarter revenues of $155.1 million, net income of $0.1 million and operating cash flow of $33.9 million;
•Delivered third quarter Adjusted EBITDA of $26.2 million and free cash flow of $31.0 million;
•Reduced net leverage ratio to 1.86x as of September 30, 2021 from 1.98x as of June 30, 2021;
•Completed a replacement and refinancing of its entire credit agreement to, among other things, extend the maturity date of all of the Company's total debt outstanding to September 8, 2025; and
•Announced recently that its Board of Directors authorized the Company to repurchase up to 5% of its total common shares outstanding, or approximately 715,000 common shares, over the next twelve months.

“In the third quarter of 2021, Civeo made significant progress towards our financial objectives. We replaced and refinanced our entire credit agreement, announced the board authorization of a share repurchase program and generated significant free cash flow in a tough operating environment. During the quarter we reduced our total leverage ratio below 2.0x and reduced our aggregate total debt below $200 million" stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson concluded, "While we are encouraged by these significant achievements, the Company remains focused on operating safely, generating free cash flow and reducing our debt balance."

Carolyn Stone, Civeo's Senior Vice President and Chief Financial Officer, added “We were pleased to announce our new bank agreement, which provides the Company with four years of tenor on all three revolving credit facilities. This longer tenor affords us the flexibility to evaluate other capital allocation priorities, such as our recently announced share repurchase program and potential growth opportunities."

Third Quarter 2021 Results
In the third quarter of 2021, Civeo generated revenues of $155.1 million and reported a net income of $0.1 million, or $0.00 per diluted share. During the third quarter of 2021, Civeo produced operating cash flow of $33.9 million, Adjusted EBITDA of $26.2 million and free cash flow of $31.0 million.
By comparison, in the third quarter of 2020, Civeo generated revenues of $142.9 million and reported net income of $6.5 million, or $0.39 per diluted share. During the third quarter of 2020, Civeo produced operating cash flow of $35.4 million, Adjusted EBITDA of $36.0 million and free cash flow of $34.4 million.
Overall, the increase in revenues in the third quarter of 2021 compared to 2020 was primarily due to an increase in billed rooms in the oil sands lodges and Canadian mobile camp activity. The decrease in Adjusted EBITDA in the third quarter to 2021 compared to 2020 was primarily driven by $3.6 million of other income in the third quarter of 2020 related to proceeds from the Canadian Emergency Wage Subsidy ("CEWS") program and increased labor costs in our Australian business during the third quarter of 2021.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2021 to the results for the third quarter of 2020.)

Canada
During the third quarter of 2021, the Canadian segment generated revenues of $84.1 million, operating income of $6.1 million and Adjusted EBITDA of $19.8 million, compared to revenues of $71.8 million, operating income of $1.0 million and Adjusted EBITDA of $21.3 million in the third quarter of 2020. Adjusted EBITDA for the third quarter of 2021 did not include any other income related to proceeds from CEWS. The third quarter of 2020 Adjusted EBITDA included $3.6 million of other income related to proceeds from CEWS. Results from the third quarter of 2021 reflect the impact of a strengthened Canadian dollar relative to the U.S. dollar, which increased revenues and Adjusted EBITDA by $4.4 million and $1.0 million, respectively.

On a constant currency basis, the Canadian segment experienced an 11% period-over-period increase in revenues largely driven by a 21% year-over-year increase in billed rooms, primarily in the oil sands lodges, related to increased customer activity as a result of the recovery of oil prices from the impact of COVID-19. Adjusted EBITDA for the Canadian segment decreased 7% year-over-year primarily due to the lack of other income related to proceeds from CEWS, partially offset by an increase in billed rooms coupled with increased mobile camp activity.

Australia
During the third quarter of 2021, the Australian segment generated revenues of $65.1 million, operating income of $4.4 million and Adjusted EBITDA of $14.8 million, compared to revenues of $64.7 million, operating income of $9.9 million and Adjusted EBITDA of $21.5 million in the third quarter of 2020.

On a constant currency basis, the Australian segment experienced 2% lower period-over-period revenues, driven by a 4% year-over-year decrease in billed rooms due to subdued customer maintenance activity in the Bowen Basin. Adjusted EBITDA from the Australian segment decreased 31% year-over-year due to lower village occupancy in the Bowen Basin, as well as higher labor costs across the village and integrated services businesses.
U.S.
The U.S. segment generated revenues of $5.9 million, operating loss of $2.1 million and negative Adjusted EBITDA of $0.5 million in the third quarter of 2021, compared to revenues of $6.4 million, operating loss of $3.2 million and negative Adjusted EBITDA of $1.5 million in the third quarter of 2020. Revenues and Adjusted EBITDA increased year-over-year primarily due to increased occupancy in the U.S. lodges.
Financial Condition
As of September 30, 2021, Civeo had total liquidity of approximately $78.2 million, consisting of $73.3 million available under its revolving credit facilities and $4.9 million of cash on hand.
Civeo’s total debt outstanding on September 30, 2021 was $195.2 million, a $31.6 million decrease since June 30, 2021. The decrease consisted of $25.1 million in debt payments from cash flow generated by the business and favorable foreign currency translation of $6.5 million.
Civeo reduced its net leverage ratio to 1.86x as of September 30, 2021 from 1.98x as of June 30, 2021.
During the third quarter of 2021, Civeo invested $3.4 million in capital expenditures, up from $2.4 million during the third quarter of 2020.
Full Year 2021 Guidance
For the full year of 2021, Civeo is raising the lower end of its previously provided revenue and Adjusted EBITDA guidance range to $570 million to $580 million and $95 million to $100 million, respectively. This guidance is based on our expectations as of today and assumes no material changes to the current macro environment, or conditions related to the COVID-19 pandemic. The Company is maintaining its full year 2021 capital expenditure guidance to $15 million to $20 million.

Conference Call
Civeo will host a conference call to discuss its third quarter 2021 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and using the conference ID 13724492#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13724492#.

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 27 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 29,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic, any increases in or severity of COVID-19 cases (including due to existing or new variants) and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2020 and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues	$155,063	$142,857	$434,669	$396,351

Costs and expenses:
Cost of sales and services	111,430	97,434	319,242	283,880
Selling, general and administrative expenses	17,320	13,462	46,204	38,889
Depreciation and amortization expense	20,282	24,820	62,928	72,527
Impairment expense	—	—	7,935	144,120
Other operating expense	21	51	122	755
	149,053	135,767	436,431	540,171
Operating income (loss)	6,010	7,090	(1,762)	(143,820)

Interest expense	(3,166)	(3,646)	(9,929)	(13,095)
Loss on extinguishment of debt	(416)	(383)	(416)	(383)
Interest income	—	—	2	20
Other (expense) income	364	4,542	6,066	17,209
Income (loss) before income taxes	2,792	7,603	(6,039)	(140,069)
Income tax (expense) benefit	(1,770)	(180)	(2,354)	8,509
Net income (loss)	1,022	7,423	(8,393)	(131,560)
Less: Net income attributable to noncontrolling interest	478	434	534	914
Net income (loss) attributable to Civeo Corporation	544	6,989	(8,927)	(132,474)
Less: Dividends attributable to Class A preferred shares	482	472	1,440	1,411
Net income (loss) attributable to Civeo common shareholders	$62	$6,517	$(10,367)	$(133,885)

Net (loss) income per share attributable to Civeo Corporation common shareholders:
Basic	$—	$0.39	$(0.73)	$(9.48)
Diluted	$—	$0.39	$(0.73)	$(9.48)

Weighted average number of common shares outstanding:
Basic	14,277	14,160	14,255	14,118
Diluted	14,361	14,212	14,255	14,118

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2021	December 31, 2020
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$4,948	$6,155
Accounts receivable, net	108,058	89,782
Inventories	6,089	6,181
Assets held for sale	15,530	3,910
Prepaid expenses and other current assets	23,398	13,185
Total current assets	158,023	119,213

Property, plant and equipment, net	399,962	486,930
Goodwill, net	8,125	8,729
Other intangible assets, net	94,680	99,749
Operating lease right-of-use assets	19,265	22,606
Other noncurrent assets	3,987	3,626
Total assets	$684,042	$740,853

Current liabilities:
Accounts payable	$45,193	$42,056
Accrued liabilities	31,084	27,349
Income taxes	261	203
Current portion of long-term debt	30,473	34,585
Deferred revenue	24,219	6,812
Other current liabilities	5,718	5,760
Total current liabilities	136,948	116,765

Long-term debt	162,689	214,000
Operating lease liabilities	16,382	19,834
Other noncurrent liabilities	15,238	14,897
Total liabilities	331,257	365,496

Shareholders' equity:
Preferred shares	61,456	60,016
Common shares	—	—
Additional paid-in capital	1,581,248	1,578,315
Accumulated deficit	(918,539)	(907,727)
Treasury stock	(8,050)	(6,930)
Accumulated other comprehensive loss	(364,360)	(348,989)
Total Civeo Corporation shareholders' equity	351,755	374,685
Noncontrolling interest	1,030	672
Total shareholders' equity	352,785	375,357
Total liabilities and shareholders' equity	$684,042	$740,853

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(8,393)	$(131,560)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	62,928	72,527
Impairment charges	7,935	144,120
Loss on extinguishment of debt	416	383
Deferred income tax expense (benefit)	2,105	(8,941)
Non-cash compensation charge	2,933	4,804
Gains on disposals of assets	(2,305)	(2,581)
Provision for credit losses, net of recoveries	155	45
Other, net	2,436	(2,730)
Changes in operating assets and liabilities:
Accounts receivable	(21,516)	5,355
Inventories	(193)	194
Accounts payable and accrued liabilities	9,836	1,247
Taxes payable	61	51
Other current assets and liabilities, net	6,843	(2,239)
Net cash flows provided by operating activities	63,241	80,675

Cash flows from investing activities:
Capital expenditures	(9,645)	(6,244)
Proceeds from disposition of property, plant and equipment	7,545	3,336
Other, net	—	4,619
Net cash flows provided by (used in) investing activities	(2,100)	1,711

Cash flows from financing activities:
Term loan repayments	(117,595)	(31,092)
Revolving credit borrowings (repayments), net	62,474	(44,511)
Debt issuance costs	(4,407)	(2,583)
Repurchases of common shares	(445)	—
Taxes paid on vested shares	(1,120)	(1,458)
Net cash flows used in financing activities	(61,093)	(79,644)

Effect of exchange rate changes on cash	(1,255)	865
Net change in cash and cash equivalents	(1,207)	3,607

Cash and cash equivalents, beginning of period	6,155	3,331
Cash and cash equivalents, end of period	$4,948	$6,938

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Canada	$84,057	$71,785	$229,223	$204,119
Australia	65,118	64,685	188,774	170,869
United States	5,888	6,387	16,672	21,363
Total revenues	$155,063	$142,857	$434,669	$396,351

EBITDA (1)
Canada	$19,801	$21,289	$53,201	$(78,976)
Australia	14,835	21,517	35,157	56,476
United States	(544)	(1,478)	(1,468)	(14,920)
Corporate and eliminations	(7,914)	(5,310)	(20,192)	(17,578)
Total EBITDA	$26,178	$36,018	$66,698	$(54,998)

Adjusted EBITDA (1)
Canada	$19,801	$21,289	$53,201	$48,015
Australia	14,835	21,517	43,092	56,476
United States	(544)	(1,478)	(1,468)	(2,481)
Corporate and eliminations	(7,914)	(5,310)	(20,192)	(17,578)
Total adjusted EBITDA	$26,178	$36,018	$74,633	$84,432

Operating income (loss)
Canada	$6,131	$1,007	$5,924	$(142,343)
Australia	4,422	9,890	5,073	24,245
United States	(2,124)	(3,197)	(5,831)	(19,954)
Corporate and eliminations	(2,419)	(610)	(6,928)	(5,768)
Total operating income (loss)	$6,010	$7,090	$(1,762)	$(143,820)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

EBITDA (1)	$26,178	$36,018	$66,698	$(54,998)
Adjusted EBITDA (1)	$26,178	$36,018	$74,633	$84,432
Free Cash Flow (2)	$31,035	$34,399	$61,141	$77,767

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income (loss) attributable to Civeo Corporation	$544	$6,989	$(8,927)	$(132,474)
Income tax expense (benefit)	1,770	180	2,354	(8,509)
Depreciation and amortization	20,282	24,820	62,928	72,527
Interest income	—	—	(2)	(20)
Loss on extinguishment of debt	416	383	416	383
Interest expense	3,166	3,646	9,929	13,095
EBITDA	$26,178	$36,018	$66,698	$(54,998)
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	7,935	50,514
Impairment of goodwill (b)	—	—	—	93,606
Representations and warranties settlement (c)	—	—	—	(4,690)
Adjusted EBITDA	$26,178	$36,018	$74,633	$84,432

(a)Relates to asset impairments in the second quarter of 2021 and the first quarter of 2020. In the second quarter of 2021, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $7.9 million, which is included in Impairment expense on the unaudited statements of operations.

In the first quarter of 2020, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $12.4 million, which is included in Impairment expense on the unaudited statements of operations.

(b)Relates to the impairment of goodwill in the first quarter of 2020. The $93.6 million impairment is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(c)In the second quarter of 2020, we recorded $4.7 million of income associated with the settlement of a representations and warranties claim related to the Noralta acquisition, which is included in Other income on the unaudited statements of operations.

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net Cash Flows Provided by Operating Activities	$33,891	$35,357	$63,241	$80,675
Capital expenditures	(3,389)	(2,397)	(9,645)	(6,244)
Proceeds from disposition of property, plant and equipment	533	1,439	7,545	3,336
Free Cash Flow	$31,035	$34,399	$61,141	$77,767

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2021

EBITDA Range (1)	$87.1	$92.1
Adjusted EBITDA Range (1)	$95.0	$100.0

(1)The following table sets forth a reconciliation of estimated Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2021
	(estimated)

Net loss	$(13.9)	$(9.4)
Income tax expense	3.0	3.5
Depreciation and amortization	83.0	83.0
Interest expense	15.0	15.0
EBITDA	$87.1	$92.1

Adjustments to EBITDA
Impairment expense	7.9	7.9
Adjusted EBITDA	$95.0	$100.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$60,511	$49,798	$176,800	$156,068
Mobile facility rental revenue (2)	19,075	13,135	38,240	21,715
Food and other services revenue (3)	4,471	8,852	14,183	26,336
Total Canadian revenues	$84,057	$71,785	$229,223	$204,119

Costs
Accommodation cost	$41,470	$32,490	$124,798	$109,143
Mobile facility rental cost	11,144	8,557	23,562	17,099
Food and other services cost	4,007	7,595	12,583	23,773
Indirect other cost	2,593	2,751	7,498	8,115
Total Canadian cost of sales and services	$59,214	$51,393	$168,441	$158,130

Average daily rates (4)	$98	$96	$97	$95

Billed rooms (5)	613,017	508,449	1,816,407	1,626,668

Canadian dollar to U.S. dollar	$0.794	$0.751	$0.799	$0.739

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$38,104	$39,470	$109,559	$106,988
Food and other services revenue (3)	27,014	25,215	79,215	63,881
Total Australian revenues	$65,118	$64,685	$188,774	$170,869

Costs
Accommodation cost	$18,351	$16,401	$53,538	$46,665
Food and other services cost	26,007	21,161	75,458	53,627
Indirect other cost	2,016	967	5,176	2,703
Total Australian cost of sales and services	$46,374	$38,529	$134,172	$102,995

Average daily rates (4)	$78	$77	$79	$72

Billed rooms (5)	491,218	513,587	1,382,182	1,487,819

Australian dollar to U.S. dollar	$0.735	$0.716	$0.759	$0.677

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400